NEW ENGLAND COMMUNITY BANCORP, INC.
                                  P.O. Box 130
                                Windsor, CT 06095

FOR IMMEDIATE RELEASE

CONTACT:          David A. Lentini                                  Page 1 of 1
                  President and Chief Executive Officer
                  860.683.4601

                            BOARD MEMBER RETIREMENT.


WINDSOR, CT, January 21, 1997 - New England Community Bancorp, Inc. ("NECB") announced today that John A. Coccomo, Sr. has retired from the NECB Board of Directors and its subsidiary New England Bank. In a letter addressed to President and CEO David A. Lentini, Mr. Coccomo cited health reasons as the basis for his decision. Mr. Coccomo went on to express his satisfaction with both the recent performance as well as the future promise of the Company.

Mr. Coccomo began his service to NECB in 1971 when, as an original incorporator, he helped organize the Windsor Bank and Trust Company. He was instrumental in the formation of the Bank's parent company in 1985 (then known as Olde Windsor Bancorp). Shortly thereafter, he helped the Company acquire Enfield-based New England Bank. Throughout his 25 years of service, Mr. Coccomo has served as Secretary of NECB.

President and CEO Lentini, speaking on behalf of the Board of Directors, expressed regret at Mr. Coccomo's retirement and commented that "Mr. Coccomo leaves NECB at a time when the Company is recording record profits and well positioned for the future. It is the leadership of the Board of Directors, and of Mr. Coccomo in particular, that has enabled NECB to achieve these results." Following the acceptance of the retirement, the Directors voted to honor Mr. Coccomo with the title of Director Emeritus of NECB.

In a related matter the directors voted to appoint Director Angelina J. McGillivray as Corporate Secretary of NECB.



                                  Page 4 of 4